Exhibit 10.1
AMERISTAR CASINOS, INC.
2007 BONUS OPPORTUNITIES AND PERFORMANCE GOAL
FOR PERFORMANCE-BASED ANNUAL BONUS PLAN
Adopted by the Compensation Committee
of the Board of Directors
March 29, 2007
These 2007 Bonus Opportunities and Performance Goal (the “Program”) are being established by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Ameristar Casinos, Inc. (the “Company”) pursuant to the Company’s Performance-Based Annual Bonus Plan (the “Bonus Plan”) in order to provide a more direct alignment between the annual bonus compensation payable to the Company’s senior management and the Company’s performance. EBITDA (as defined below) is being used to measure Company performance because it is a widely used measure of performance in the gaming industry and is used internally by management to measure the Company’s operating performance.
For purposes of this Program, each Participant who is identified below is granted a Bonus Opportunity for 2007 determined exclusively by reference to EBITDA and such individual’s annual base salary in effect on the date of adoption of this Program (the “Base Salary”). The actual bonus, if any, awarded to each Participant pursuant to the Bonus Plan for 2007 (the “Earned Bonus”) shall be determined as set forth in this Program.
For purposes of this Program, “EBITDA” means the Company’s consolidated earnings before interest, taxes, depreciation, amortization and non-recurring items for the year ending December 31, 2007; provided, however, that EBITDA shall be determined: (i) by assuming that any property or other business unit of the Company that is sold or otherwise disposed of during 2007 continued to perform as it had been performing prior to its disposition (with such performance being measured by extrapolating its year-over-year performance through the date of disposition for the remainder of the year); and (ii) by excluding the performance of any property or other business unit acquired during 2007 and any integration or other expenses incurred by the Company during 2007 that are directly attributable to such acquisition. For the avoidance of doubt, the Bonus Opportunities granted pursuant to this Program have been taken into account in establishing the Performance Goal, and amounts paid or payable pursuant to this Program shall not be added back to EBITDA for purposes of determining whether and to what extent the Performance Goal has been achieved. “Participants” means each of the following individuals: (i) John M. Boushy, Chief Executive Officer and President; (ii) Gordon R. Kanofsky, Executive Vice President; (iii) Peter C. Walsh, Thomas M. Steinbauer, Paul Eagleton, Ray Neilsen and Alan R. Rose, each a Senior Vice President; (iv) Thomas L. Malone, Chief Accounting Officer;

and (v) Troy A. Stremming, Vice President of Governmental Affairs and Chief Governmental Affairs Officer.
For purposes of this Program, (i) the “Performance Goal” for each Participant shall be the achievement of EBITDA of $282,600,000 and (ii) the “Target Bonus” for each Participant shall be the following percentage of his Base Salary: (a) for John M. Boushy, 100%; (b) for Gordon R. Kanofsky, 85%; (c) for each of Peter C. Walsh, Thomas M. Steinbauer, Paul Eagleton, Ray Neilsen and Alan R. Rose, 75%; and (d) for each of Thomas L. Malone and Troy A. Stremming, 65%.
Each Participant shall be awarded an Earned Bonus for 2007 equal to (i) such Participant’s Target Bonus, multiplied by (ii) the Applicable Bonus Percentage. The “Applicable Bonus Percentage” means: (i) if EBITDA is less than or equal to 90.0% of the Performance Goal (i.e., $254,340,000), 0%; (ii) if EBITDA is equal to or greater than 110.0% of the Performance Goal (i.e., $310,860,000), 200.0%; (iii) if EBITDA is equal to or greater than 99.50% and equal to or less than 100.50% of the Performance Goal (i.e., equal to or greater than $281,187,000 and equal to or less than $284,013,000), 100%; (iv) if EBITDA is equal to or greater than 99% but less than 99.50% of the Performance Goal (i.e., equal to or greater than $279,774,000 but less than $281,187,000), 99%; (v) if EBITDA is greater than 100.50% but equal to or less than 101% of the Performance Goal (i.e., greater than $284,013,000 but equal to or less than $285,426,000), 101%; (vi) if EBITDA is greater than 90% but less than 99% of the Performance Goal (i.e., greater than $254,340,000 but less than $279,774,000), the percentage obtained by (A) squaring the difference between 100% and EBITDA as a percentage of the Performance Goal, (B) subtracting the result from 100% and (C) rounding the result of the foregoing calculation up (in the case of a decimal of 0.51 or higher) or down (in the case of a decimal of 0.50 or lower) to the nearest integer; and (vii) if EBITDA is greater than 101% but less than 110% of the Performance Goal (i.e., greater than $285,426,000 but less than $310,860,000), the percentage obtained by (A) squaring the difference between 100% and EBITDA as a percentage of the Performance Goal, (B) adding the result to 100% and (C) rounding the result of the foregoing calculation up (in the case of a decimal of 0.51% or higher) or down (in the case of a decimal of 0.50 or lower) to the nearest integer.
Solely for purposes of illustration, a Participant who is a Senior Vice President and whose Base Salary is $400,000 would have a Target Bonus of 75% of Base Salary, or $300,000. If actual EBITDA is $275,000,000, his Earned Bonus would be 93% (the Applicable Bonus Percentage) of the Target Bonus, or $279,000. The Applicable Bonus Percentage is calculated as: $275,000,000 divided by $282,600,000 equals 97.31%, subtracted from 100% equals 2.69, squared equals 7.24, subtracted from 100% equals 92.76%, rounded up equals 93%.
In accordance with Section 5(b) of the Bonus Plan, the Compensation Committee, in its sole and absolute discretion, may reduce (but not increase) the amount of the Earned Bonus payable to any Participant to reflect subjective evaluations of the Participant’s performance, the Compensation Committee’s determination that the Performance Goal has become an inappropriate measure of achievement or for such other reason at it may determine. In making its determination with respect to any reduction in the amount payable to a Participant, the Compensation Committee shall consider, but shall not be bound by, any performance evaluations of Participants submitted by Company management.

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